Exhibit 99.1

Embed Financial Group Cayman Holdings to Go Public Through a Business Combination with WinVest Acquisition Corp. (NASDAQ: WINV)

●	Embed Financial Group Cayman Holdings (“EFGH” or the “Company”) is a financial internet (“Finternet”) infrastructure services group focused on emerging markets in Africa and Asia.

SINGAPORE and NEW YORK, Dec. 3, 2025 /PRNewswire/ — Embed Financial Group Cayman Holdings (“EFGH” or the “Company”), a Singapore-headquartered Finternet infrastructure company operating across emerging markets in Africa and Asia, today announced that it has entered into a definitive Business Combination Agreement (“BCA”) with WinVest Acquisition Corp. (“WinVest”), a publicly traded special purpose acquisition company.

The proposed transaction values EFGH at a pro forma enterprise value of approximately US$425 million.

Upon the closing of the proposed business combination, WinVest Holdings Corp., a newly formed cayman Islands holding company which is expected to be renamed Embed Financial Global Holdings1 (“Pubco”), shall become the parent of the combined company and shall be listed on the Nasdaq Stock Market under the ticker symbol “EFGH”2, subject to the satisfaction of the applicable Nasdaq listing requirements.

Business Overview

EFGH builds digital infrastructure for the “Finternet”, enabling embedded financial services such as insurance, remittances, credit and digital wallets for underserved consumers and SMEs3. The Company develops and deploys digital platforms that connect government agencies, telecom companies, financial institutions and SMEs to faster and more efficient financial rails.

Since its inception in 2024, EFGH has expanded operations into eight African countries, supported by partnerships with government entities and enterprise platforms.

“We are excited to mark this major milestone for EFGH,” said Dennis Ng, Founder, Executive Chairman and Group Chief Executive Officer of EFGH. “A Nasdaq listing will accelerate our mission to build the Finternet for underserved consumers and SMEs across Africa and Asia.”

1 Note to Draft: has this name been reserved?

2 Note to Draft: Confirm that the symbol has been reserved.

3 Note to Draft: write out what SME stands for in the first instance it is used.

Manish Jhunjhunwala, CEO of WinVest, said, “EFGH’s work to broaden access to the Finternet is inspiring and aligns with our mission. We’re delighted to partner with them on this transaction.”

Transaction Overview

Under the terms of the Business Combination Agreement:

●	WinVest Merger Sub I Limited, a wholly-owned subsidiary of Pubco, will merge with and into EFGH, with EFGH continuing as the surviving company in the merger and becoming a wholly-owned subsidiary of Pubco;
●	Separately, WV Merger Sub II Corp., another wholly-owned subsidiary of Pubco, will merge with and into WinVest, with WinVest continuing as the surviving entity in the merger and becoming a wholly-owned subsidiary of Pubco;
●	The shareholders of EFGH shall receive an aggregate of 42,500,000 shares of Pubco in exchange for their shares of EFGH; and
●	The equityholders of WinVest shall receive substantially equivalent securities of Pubco in exchange for their shares of EFGH.

Following the foregoing steps, Pubco will directly own both EFGH and WinVest, and is expected to be the publicly traded parent company of the combined group.

Following completion of the transaction, Dennis Ng will continue to serve as Executive Chairman and Group CEO of the combined company.

The proposed transaction is subject to the approval of WinVest’s shareholders, the effectiveness of a registration statement on Form F-4 to be filed with the U.S. Securities and Exchange Commission (“SEC”), and the satisfaction of other customary closing conditions. There can be no assurance that the proposed transaction will be completed on the terms described herein, or at all.

Advisors

● Dboral Capital is serving as the financial advisor to EFGH

● Ellenoff Grossman & Schole LLP, is serving as the U.S. legal counsel to EFGH

● [Rajah & Tann Singapore LLP, is serving as Singapore local counsel to EFGH]

● Paul Goodman of Cyruli Shanks & Zizmor LLP is serving as legal counsel to WinVest

Additional Information and Where to Find It

In connection with the proposed transaction, Pubo and EFGH shall file a registration statement on Form F-4 with the SEC, which will include a proxy statement/prospectus for the WinVest shareholder meeting to approve the proposed business combination.

Investors and securityholders are urged to read the Form F-4, the proxy statement/prospectus and all related documents when they become available, as they will contain important information about EFGH, WinVest and the proposed transaction.

Copies of these documents, once available, may be obtained free of charge from the SEC’s website at www.sec.gov, or by contacting EFGH or WinVest through the investor relations contacts listed below.

Participants in the Solicitation

EFGH, WinVest, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from WinVest’s shareholders in connection with the proposed transaction. Information regarding the interests of such participants will be included in the proxy statement/prospectus contained in the Form F-4 and in other documents filed with the SEC.

Forward-Looking Statements

This press release contains statements that may be considered “forward-looking statements” under U.S. federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.

These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties will be described in the proxy statement/prospectus and other filings with the SEC.

EFGH and WinVest undertake no obligation to update forward-looking statements to reflect events or circumstances after the date of this communication, except as required by law.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About Embed Financial Group Cayman Holdings

Founded in 2024, EFGH is building the “Finternet”, a unified financial infrastructure designed to improve access to essential financial services in emerging markets. Headquartered in Singapore, the Company provides embedded insurance, remittances, wallet solutions and digital payments rails to underserved consumers and SMEs across Africa and Asia.

About WinVest Acquisition Corp.

WinVest Acquisition Corp. (NASDAQ: WINV) is a publicly traded special purpose acquisition company incorporated in Delaware, formed for the purpose of effecting a merger, asset acquisition, share exchange, reorganization, or similar business combination with one or more businesses.

Contacts

EFGH – Asia

Eugene Leow

Chief of Global Communications

Email: eugene.leow@efgh.xyz

Phone: +65 9877 9801

Isaac Tang

WeR1 Consultants Pte Ltd

Email: isaactang@wer1.net

Phone: +65 9748 0688

EFGH – U.S.

Investor Relations: efgh-ir@icrinc.com

Media Relations: efgh-pr@icrinc.com

WinVest

Contact details to be added upon confirmation.